EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT made effective the 1st day of April, 2005.

BETWEEN:

FLOWSTAR TECHNOLOGIES INC., a body corporate duly incorporated pursuant to the laws of Alberta, with principal offices in the City of Edmonton, in the Province of Alberta
(the “Corporation”)

OF THE FIRST PART

- and -

TERRY MERENIUK, an individual resident in the City of Edmonton, in the Province of Alberta
(the “Executive”)

OF THE SECOND PART

WHEREAS:

A.	The Corporation is a wholly owned subsidiary of Wescorp Energy Inc. ("Wescorp");

B.	Wescorp and the Corporation have entered into an agreement pursuant to which the Corporation has agreed to make the services of the Executive available to Wescorp (the "Executive Sharing Agreement");

C.

The Corporation desires to employ the Executive as the Chief Financial Officer of the Corporation and, pursuant to the Executive Sharing Agreement, the Chief Financial Officer of Wescorp, and the Executive desires to be employed by the Corporation as the Chief Financial Officer of both the Corporation and Wescorp;

D.

The Executive has provided services to the Corporation and Wescorp from and including April 1st , 2005 (the "Effective Date") and as of the date of this Employment Agreement (hereinafter referred to as the "Agreement") the Executive has not been compensated for the provisions of such services;

               NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises, covenants and agreements hereinafter contained it is agreed by and between the parties as follows:

ARTICLE 1 - EMPLOYMENT

1.1	The Executive will, during the Term or any renewals thereof, perform all of the Duties as the Corporation shall, from time to time, reasonably assign to the Executive.

ARTICLE 2 - TERM

2.1	The employment of the Executive by the Corporation shall be for a one (1) year period commencing on the Effective Date and ending on March 31st , 2006 (the “Term”).

2.2

Subject to the prior termination of this Agreement as herein provided, upon the expiration of the Term this Agreement shall automatically be extended for a further one (1) year period unless either the Corporation or the Executive serves written notice on the other a minimum of ninety (90) days prior to the expiration of the Term that they do not wish to renew this Agreement for an additional one (1) year period. For greater certainty, it is understood that “Term” shall refer to the original term of this Agreement as defined in Article 2.1 herein and any renewal thereof.

ARTICLE 3 - DUTIES

3.1

The Executive shall, during the period of the Executive’s employment hereunder, perform all of the duties and responsibilities (the “Duties”) as the Corporation shall from time to time reasonably assign to the Executive and, without limiting the generality of the foregoing, the Duties shall include those duties set forth in Schedule “A” attached hereto. During the Term of this Agreement the Executive shall devote such time as may be determined by the Chief Executive Officer of the Corporation to the Duties and shall do all in the Executive’s power to promote, develop and extend the business of the Corporation and its subsidiaries and related corporations.

3.2

The Executive shall truly and faithfully account for and deliver to the Corporation all money, securities and things of value belonging to the Corporation which the Executive may from time to time receive for, from or on account of the Corporation.

ARTICLE 4 - REMUNERATION

4.1

The gross annual salary of the Executive shall be NINETY THOUSAND DOLLARS ($90,000.00) per annum (hereinafter the “salary”) or such other amount as shall from time to time be agreed upon in writing between the Corporation and the Executive. Such salary shall be paid monthly in arrears or in such other manner as may be mutually agreed. The salary paid to the Executive shall be subject to annual review by the Board of Directors of the Corporation commensurate with the Corporation’s year end (December 31st ). The Corporation and the Executive acknowledge and agree that the Executive is entitled to be paid as and from the Effective Date, and accordingly the Corporation shall, upon execution of this Agreement, pay to the Executive the salary owing from the Effective Date to the date of this Agreement.

4.2	The Executive will also be entitled to participate in the Corporation’s standard group benefit plan as may be determined from time to time by the Corporation.

4.3

The Executive will be reimbursed for reasonable business expenses, within such policy guidelines as may be established from time to time by the Corporation, provided that such business expenses are incurred in the ordinary course of performing the Duties.

ARTICLE 5- BENEFITS AND HOLIDAYS

5.1

The Executive, as an employee of the Corporation, will be eligible to enroll and participate in any and all of the Corporation’s benefit plans, as may be determined by the Corporation from time to time, including:

	5.1.1	employment benefit plans or standard group benefit plans;

	5.1.2	group accident and sickness plan.

It is understood that all costs related to all benefits described in this Article 5.1 for which the Executive is eligible shall be borne by the Corporation (except any disability policy, which shall be paid by the Executive), and that any policy which is portable may be directly acquired by the Executive after the termination or expiration of this Agreement.

5.2

The Executive shall be entitled to every enhancement to the terms and benefits of any of the plans described in Article 5.1, or to participate in any new benefit plans which may be established by the Corporation subsequent to the date of this Agreement. Nothing herein obligates the Corporation to make any enhancements to its existing benefit plans, or to establish any new benefit plans.

5.3

The Executive shall be entitled to four (4) weeks paid holidays during each year of the Term. Holidays must be taken at times that are satisfactory to the Corporation, acting reasonably, and must be taken within two (2) years of the year to which the holiday relates and holidays not taken shall be deemed to have been taken and no other compensation shall be payable by the Corporation.

ARTICLE 6- CONFIDENTIALITY

6.1

The Executive shall not, either during the continuance of the Executive’s employment hereunder or at any time after termination of the Executive as an employee of the Corporation, for any reason whatsoever (except in the proper course of carrying out the Duties, or otherwise required by law), divulge to any person whomsoever, and shall use the Executive’s best endeavors to prevent the publication or disclosure of:

6.1.1

any confidential information concerning the business or finances of the Corporation or any other corporation for which he is directed to perform services hereunder or of any of their dealings, transactions or affairs which may come to the Executive’s knowledge during or in the course of the Executive’s employment; or

	6.1.2	any trade secrets, know-how, inventions, technology, designs, methods, formula, processes, copyrights, trade marks, trade mark applications, patents, patent applications or any other proprietary information and/or data of the Corporation (herein collectively called “Intellectual Property”).

ARTICLE 7 - INVENTIONS AND PATENTS

7.1

If the Executive contributes to any invention (whether patentable, patented, or not), any Intellectual Property, or any improvement or modification to any invention or Intellectual Property, then the Executive’s contribution thereto and the invention, Intellectual Property or improvement thereof shall, without more, be the exclusive property of the Corporation. The Executive shall execute any and all agreements, assurances or assignments which the Corporation may require and the Executive shall fully cooperate with the employer in the filing and prosecution of any patent applications.

ARTICLE 8 - RESTRICTIVE COVENANT

8.1

The Executive will not at any time during the Term, or during any renewal thereof, and for a period of two (2) years following the expiration or termination of the Executive’s employment for whatever cause compete in Canada, directly or indirectly, with any of the businesses carried on by the Corporation, its subsidiaries or affiliates:

	8.1.1	as a principal, partner or employee;

	8.1.2	as an officer, director or similar official of any incorporated or unincorporated entity engaged in any such competing business (the “Other Entity”);

	8.1.3	as a consultant or advisor to any Other Entity;

	8.1.4	as a holder of shares of any Other Entity;

	8.1.5	by canvassing or soliciting orders or business for any Other Entity; or

8.1.6

in any relationship described in subsections 8.1.1 through 8.1.5 of this section with any incorporated or unincorporated entity which provides services for or necessarily incidental to the business of an Other Entity;

without the prior express written consent of the Corporation, which may not be unreasonably withheld. Notwithstanding the foregoing, the ownership of securities of any issuer traded on any exchange or public market, representing not more than five percent (5%) of the issued and outstanding securities of such issuer, shall not constitute a breach of this Section 8.1.

8.2

The Executive will not at any time during the Term, or during any renewal thereof, and for a period of two (2) years following the expiration or termination of the Executive’s employment for whatever cause, without the prior express written consent of the Corporation, which may not be unreasonably withheld, directly or indirectly, solicit for the purposes of employment or consultation, any employee of the Corporation, or any of its affiliates who performs functions associated with the management of the Corporation, provided, however, that the hiring or soliciting of such persons who have responded to general advertisements not specifically targeted at such person will not be considered a violation of this paragraph.

8.3

Notwithstanding the provisions of Article 8.4, the Executive acknowledges and agrees that the time frames for which the aforesaid covenant shall apply have been considered by the Executive, who has taken independent legal advice with respect thereto, and the restraint and restriction of and on the future activities of the Executive are reasonable in the circumstances.

8.4

The parties agree that if the time frames set out in this Article 8 are found to be unenforceable by a court of competent jurisdiction, the time frames will be amended to the time frames as established by a court of competent jurisdiction.

8.5

The Executive acknowledges that any breach of this Article 8 will cause irreparable harm to the Corporation, for which the Corporation cannot be compensated by damages. The Executive agrees that in the event of a breach of the covenant contained in this Article 9, the Corporation shall not be restricted to seeking damages only, but shall be entitled to injunctive and other equitable relief.

ARTICLE 9 - TERMINATION OF EMPLOYMENT

9.1

The Corporation may terminate this Agreement at any time for cause without payment of any compensation either by way of anticipated earnings or damages of any kind whatsoever. The term “for cause” shall include, without limitation, any one or more of the following:

	9.1.1	a significant breach or failure or a continual breaching or failing to observe any of the provisions herein;

	9.1.2	the bankruptcy of the Executive;

	9.1.3	any act of dishonesty detrimental to the well-being of the Corporation;

	9.1.4	any act of gross negligence relating to completing the Duties;

9.1.5

the commission of an indictable offence for which the Executive is convicted, which significantly impairs the Executive’s ability to perform the Duties and responsibilities hereunder or which materially adversely affects the reputation enjoyed by the Corporation; or

	9.1.6	failure to comply with reasonable instructions, orders and directions of the Chief Executive Officer of the Corporation.

9.2

In the event that the Executive becomes physically or mentally disabled and is unable to perform the Duties for a period of three (3) months, as confirmed by a doctors certificate, the Corporation shall be entitled to terminate this Agreement without further compensation upon sixty (60) days written notice to the Executive. In the case of the death of the Executive, all obligations of the Corporation under this Agreement shall cease immediately.

9.3

In the event that the Executive’s employment with the Corporation is terminated without cause, or the Corporation serves notice to the Executive in accordance with Article 2.2 hereof that it does not wish to renew this Agreement, then the Corporation agrees to pay to the Executive an amount equal to one-half (1/2) his highest annual base salary paid as a result of the Executive's employment with the Corporation.

9.4

Any payment to be made by the Corporation pursuant to the terms of Article 9.3 shall be paid in cash, in a lump sum, within twenty (20) business days of the giving of written notice by the Corporation to the Executive of such termination.

9.5

All payments provided for herein shall be in lieu of all other notice or damage claims as in regards to the non-renewal of the Agreement by the Corporation with the Executive, and the Executive shall be barred from making any claim in that regard.

9.6

The Executive may terminate this Agreement and the employment created herein by giving at least thirty (30) days prior written notice of such intention to the Corporation. After the expiry of such notice, all obligations, except for the obligations of the Executive under Articles 6, 7 and 8 hereof, which shall continue as provided in those Articles, of the Corporation and the Executive under this Agreement shall cease.

ARTICLE 10 - OTHER AGREEMENTS IN RESPECT OF TERMINATION

10.1	In the event of the termination of this Agreement for cause or otherwise howsoever:

10.1.1

the Executive shall resign as a director and/or officer of the Corporation or any subsidiary or related corporation and the Executive hereby appoints the Corporation as his attorney in fact for the purpose of executing any and all such documents to give effect to the foregoing; and

10.1.2

the Executive hereby authorizes the Corporation and any subsidiary or related corporation to set off against and deduct from any and all amounts owing to the Executive by way of salary, allowances, accrued leave, long service leave, reimbursements or any other emoluments or benefits owing to the Executive by the Corporation and any subsidiary or related corporation, any amounts owed by the Executive to the Corporation or any subsidiary or related corporation on any account whatsoever.

10.2

Notwithstanding any termination of this Agreement for any reason whatsoever, whether with or without cause, all of the provisions of Articles 6, 7 and 8 and any other provisions of this Agreement necessary to give efficacy and effect thereto shall continue in full force and effect following the termination of this Agreement.

ARTICLE 11 - WESCORP

11.1

The Executive acknowledges that the Corporation is a subsidiary corporation of Wescorp and that, pursuant to the Executive Sharing Agreement, the Corporation has agreed that the Executive shall serve as the Chief Financial Officer of both the corporation and of Wescorp, and the Executive hereby agrees to serve as Chief Financial Officer of Wescorp.

11.2

The Executive and the Corporation agree that the Executive, when serving in the capacity of the Chief Financial Officer of Wescorp, perform all of the Duties as Wescorp shall, from to time, reasonably assign to the Executive and, with respect to such Duties, the Executive shall report to the Chief Executive Officer of Wescorp.

11.3	The provisions of Articles 3, 6, 7, 8, 9, 10 and 12 hereof shall apply, mutadis mutandis, between the Executive and Wescorp.

ARTICLE 12- GENERAL

12.1

This Agreement and the Schedules attached hereto constitute the entire agreement between the parties hereto and cancels and supersedes all previous written, verbal or implied terms, conditions and representations relating to the Executive’s employment.

12.2

The failure of either party at any time to require strict performance by the other party of any provision hereof shall in no way affect the full right to require such performance at any time thereafter. Neither shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or as a waiver of the provision itself.

12.3

Each article, paragraph, clause, sub-clause and provision of this Agreement shall be severable from each other and if for any reason any article, paragraph, clause, sub-clause or provision is invalid or unenforceable, such invalidity or unenforceability shall not prejudice or in any way affect the validity or enforceability of any other article, paragraph, clause, sub-clause or provision. This Agreement and each article, paragraph, clause, sub-clause and provision hereof shall be read and construed so as to give thereto the full effect thereof subject only to any contrary provision of the law to the extent that where this Agreement or any article, paragraph, clause, sub-clause or provision hereof would but for the provisions of this paragraph have been read and construed as being void or ineffective, it shall nevertheless be a valid agreement, article, paragraph, clause, sub-clause or provision as the case may be to the full extent to which it is not contrary to any provision of the law.

12.4	The parties hereto submit to the exclusive jurisdiction of the Courts of the Province of Alberta in respect of any matter or thing arising out of this Agreement or pursuant thereto.

12.5	All notices to be given by either party hereto shall be delivered or sent by telegram, facsimile or cable to the following address or such other address as may be notified by either party:

	12.5.1	If to the Corporation to:

8709 - 50th Avenue Edmonton, Alberta T6E 5H4
Attention: Doug Biles, President and Chief Executive Officer

with a copy to:

Bryan & Company Barristers and Solicitors 2600 Manulife Place 10180 - 101 Street Edmonton, Alberta T5J 3Y2 Attention: Michael W. Crozier

	12.5.2	If to Wescorp:

8709 - 50th Avenue Edmonton, Alberta T6E 5H4
Attention: Doug Biles, President and Chief Executive Officer

with a copy to:

Bryan & Company Barristers and Solicitors 2600 Manulife Place 10180 - 101 Street Edmonton, Alberta T5J 3Y2 Attention: Michael W. Crozier

	12.5.3	If to the Executive to:

12.6

This Agreement shall enure to the benefit of and be binding upon the parties hereto, their heirs, administrators, successors and legal representatives. This Agreement may be assigned by the Corporation but may not be assigned by the Executive.

IN WITNESS WHEREOF the parties have duly executed this Agreement.

FLOWSTAR TECHNOLOGIES INC.

Per: (signed) Douglas Biles

(signed) Terry Mereniuk
Witness	TERRY MERENIUK

SCHEDULE “A”

DUTIES

Job Title:	Chief Financial Officer

Reports To:	Chief Executive Officer

PRIMARY OBJECTIVE:

To report on the financial performance of the Company on a timely basis, and to maintain and implement financial controls to safeguard the Company’s assets.

RESPONSIBILITIES:

•	Assistance to CEO to meet needs and deadlines
•	Development of internal controls
•	Cash flow reporting
•	Preparation of fiscal budgets
•	Review of monthly and quarterly financial statements
•	Explanations of financial results
•	Development of accounting policies
•	Compliance reporting as required
•	Review of statistical reports
•	Training of subordinate staff
•	Providing leadership and direction to accounting staff

ACCOUNTABILITIES:

•	To service the Executive team courteously, effectively, professionally and ethically by presenting a positive, professional attitude.
•	To ensure documents required by CEO are completed by imposed deadlines.
•	To maintain and develop banking relationship.
•	To forecast capital needs of the Company
•	To seek sources of capital to meet business plan needs.
•	To evaluate the Company’s financial practices.
•	To review financial performance of the Company with Vice Presidents.
•	To ensure regulatory reporting deadlines are met.
•	To ensure that the Company is not exposed to unnecessary financial risks.